Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-266291, 333-263345, 333-254770, 333-237658, 333-229921, 333-224492, 333-220058 and 333-204590) of ADMA Biologics, Inc., of our report dated February 28, 2024 (except for Note 11 and Note 13 as to which the date is March 18, 2025, and except for Note 13 as to which the date is February 25, 2026), with respect to the consolidated statements of operations, changes in stockholders’ equity, and cash flows and financial statement schedule II – valuation and qualifying accounts for the year ended December 31, 2023, included in the Annual Report on Form 10-K of ADMA Biologics, Inc. and subsidiaries for the year ended December 31, 2025.

/s/ CohnReznick LLP

Parsippany, New Jersey
February 25, 2026